Exhibit 99.1



 MORRIS PLAINS, N.J., March 21, 2000 -- Warner-Lambert Company announced today that it is voluntarily discontinuing the sale of REZULIN
 (troglitazone) Tablets, its therapy for the treatment of type 2 diabetes, although the Company continues to believe that the benefits of the drug outweigh its associated risks.

      Patients taking REZULIN should consult with their physicians as soon as possible to discuss alternative therapies. Warner-Lambert will work closely with the Food and Drug Administration and other constituencies to assure a safe and efficient transition for patients as they switch to alternative therapies.

      The Company has always believed that it is essential for patients and physicians to receive accurate and objective information regarding the benefits and risks of REZULIN. It was for this reason that Warner-Lambert requested a public meeting of the FDA's expert Advisory Committee. However, repeated media reports sensationalizing the risks associated with REZULIN therapy have created an environment in which patients and physicians are simply unable to make well-informed decisions regarding the safety and efficacy of REZULIN. Under these circumstances, and after discussions this evening with the FDA, we have decided it is in the best interests of patients to discontinue marketing REZULIN at this time.